Exhibit 3.41

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

First: The name of this limited liability company is CSI Compression Holdings, LLC.

Second: Its registered office in the State of Delaware is to be located at, 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, 19808.

The registered agent in charge thereof is Corporation Service Company.

In Witness whereof, the undersigned has executed this Certificate of Formation this 19th day of April, 2013.

By:	/s/ W. Garney Griggs
Name: W. Garney Griggs
Title: Authorized Person